Exhibit 10.18

Execution Version

MONTANA TECHNOLOGIES LLC

January 7, 2024

Carrier Corporation

13995 Pasteur Boulevard

Palm Beach Gardens, FL 33418

Re:	Carrier Investment in Montana Technologies

Ladies and Gentlemen:

This letter agreement (“Agreement”) is being entered into in connection with an aggregate investment of $10,000,003.50 by Carrier Corporation (together with its affiliates and subsidiaries, “Carrier”) in Montana Technologies LLC, a Delaware limited liability company (the “Company”), through the purchase of Class B common units of the Company (“Class B Common Units”) pursuant to that certain Common Unit Subscription Agreement, dated as of January 7, 2024, among the Company and Carrier Corporation (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Subscription Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning(s) set forth in the Fourth Amended and Restated Operating Agreement of Montana Technologies LLC, dated as of September 29, 2023 (the “Operating Agreement”).

1.	Director Nominations.

a.	Following the Closing (as defined in the Subscription Agreement) and prior to the Merger, for so long as Carrier meets the Nomination Threshold (as defined below), Carrier shall have the right to appoint one (1) Manager, subject to the approval of the Company (which shall not be unreasonably withheld, conditioned or delayed) (the “Carrier Manager”), to serve on the Board.

b.	Following the Closing, for so long as Carrier meets the Nomination Threshold, the board of directors of Power & Digital Infrastructure Acquisition II Corp., to be renamed Montana Technologies Corporation (“XPDB” and such board of directors, the “XPDB Board”), shall nominate one (1) designee of Carrier, subject to the approval of the Company (which shall not be unreasonably withheld, conditioned or delayed) (the “Carrier Designee”), for election as a director of the XPDB Board at the special meeting of stockholders of XPDB (the “Special Meeting”) to be held to approve the Agreement and Plan of Merger, dated as of June 5, 2023, by and among XPDB, XPDB Merger Sub, LLC, and the Company, the transactions contemplated thereby (the “Merger”), and the related stockholder approvals; provided, however, that neither XPDB nor the XPDB Board shall have any obligation under this Section 1(b) if Carrier has not identified the initial Carrier Designee (the “Initial Carrier Designee”) in a written notice delivered to XPDB and the Company in accordance with Section 3 within 5 business days of the date of this Agreement (the “Identification Requirement”).

c.	Following the consummation of the Merger, for so long as Carrier meets the Nomination Threshold, Carrier shall have the right to designate one (1) Carrier Designee, subject to the approval of XPDB (which shall not be unreasonably withheld, conditioned or delayed), to be a nominee for election to the XPDB Board.

d.	Carrier shall cause the Carrier Manager to immediately offer to tender his or her resignation as a Manager on the Board, and the Board shall use its discretion as to whether to accept or reject such offer to tender resignation, upon the first to occur of: (i) the consummation of the Merger (such resignation to be effective as of the consummation of the Merger) and (ii) such time as Carrier no longer meets the Nomination Threshold. Carrier shall cause the Carrier Designee to immediately offer to tender his or her resignation as a member of the XPDB Board, and the XPDB Board shall use its discretion as to whether to accept or reject such offer to tender resignation, at such time as Carrier no longer meets the Nomination Threshold.

e.	Managers on the Board and members of the XPDB Board are subject, in each case, to removal pursuant to the applicable provisions of the Operating Agreement or the governing documents of XPDB, as applicable; provided, however, that for as long as this Agreement remains in effect and Carrier meets the Nomination Threshold, the Carrier Manager and the Carrier Designee may only be removed with the written consent of Carrier.

f.	XPDB and the XPDB Board shall nominate and use commercially reasonable efforts to cause the election to the XPDB Board (to the extent such actions are permitted by applicable law, rule or regulation and, in the case of any action by XPDB that requires a vote or other action on the part of the XPDB Board, to the extent such action is consistent with the fiduciary duties that XPDB’s directors may have in such capacity) of (i) so long as Carrier has satisfied the Identification Requirement, the Initial Carrier Designee at the Special Meeting and (ii) following the closing of the Merger, at each annual or special meeting of XPDB stockholders at which the class of directors in which the Carrier Designee serves or is expected to serve is up for election and if XPDB no longer has a classified board, at each annual meeting of the XPDB stockholders, in each case, including, for the avoidance of doubt, (x) recommending that XPDB’s stockholders vote in favor of the election of the Carrier Designee and (y) otherwise supporting the Carrier Designee in a manner substantially the same in all material respects as the manner in which XPDB and the XPDB Board supports other XPDB and XPDB Board director nominees.

g.	In the event of the death, disability, resignation or removal of the Carrier Manager or the Carrier Designee or if the Carrier Manager or the Carrier Designee ceases to serve on the Board or the XPDB Board, as applicable, for any other reason, the Company, XPDB and the XPDB Board, as applicable, shall take all action necessary to promptly appoint to the Board or the XPDB Board, as applicable, a replacement Carrier Manager or Carrier Designee, as applicable, designated by Carrier to fill the resulting vacancy. In the event that the Carrier Designee fails to be elected to the XPDB Board following any annual or special meeting of the XPDB stockholders at which the Carrier Designee stood for election but was nevertheless not elected, XPDB and the XPDB Board will promptly appoint a replacement Carrier Designee designated by Carrier to the XPDB Board, and such individual shall then be deemed the Carrier Designee for all purposes hereunder.

h.	A nominee shall not be eligible to serve as a Carrier Designee if (i) the election or appointment of such person to the XPDB Board would result in XPDB failing to comply with any rule or regulation of the U.S. Securities and Exchange Commission (the “Commission”) or any national securities exchange on which XPDB’s common stock is listed or admitted to trading or any other applicable law, rule or regulation or (ii) such nominee: (A) does not satisfy the skill and experience qualifications for service as a director of XPDB applicable to all directors of XPDB; (B) has engaged in acts or omissions constituting a breach of such person’s fiduciary duties to XPDB and its stockholders; (C) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of law; (D) has engaged in any transaction involving XPDB from which such person derived an improper personal benefit that was not disclosed to the XPDB Board prior to the authorization of such transaction; (E) is prohibited from serving as an independent director pursuant to any applicable law, rule or regulation of the Commission or any national securities exchange on which XPDB’s common stock is listed or admitted to trading, in each case of this clause (E), for any reason other than as a result of such nominee’s status as an officer or employee of Carrier; or (F) is an employee or director of any person that directly engages in business activities that compete with those material business activities engaged in by XPDB or the Company (collectively, the “Qualification Requirements”).

i.	Carrier shall use its commercially reasonable efforts to cause the Carrier Designee to: (i) comply with the Qualification Requirements and any other qualification requirements for directors set forth in XPDB’s governing documents, and all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the XPDB Board, including XPDB’s code of business conduct and ethics, any related person transactions approval policy, any securities trading policies, any applicable confidentiality policy and any corporate governance guidelines; (ii) provide such information as is reasonably requested by XPDB for purposes of evaluating and determining whether the Carrier Designee complies with clause (i) above and for taking the actions of XPDB specified in this Agreement; and (iii) preserve the confidentiality of XPDB’s business information, including the discussions of matters considered in meetings of the XPDB Board or any committee thereof, at all times that such Carrier Designee serves as a member of the XPDB Board.

j.	The Company and XPDB shall take all necessary actions to give effect to this Paragraph 1, including, if necessary adjusting the size of the Board and/or the XPDB Board and/or seeking and accepting the resignations of incumbent managers and/or directors.

k.	The Carrier Manager and the Carrier Designee shall be entitled to at least the same indemnification and expense reimbursement rights (including pursuant to indemnification agreements) available to the other members of the Board or the XPDB Board, as applicable.

l.	“Nomination Threshold” shall mean (i) following the Closing and prior to the consummation of the Merger, Carrier beneficially owns 50.0% of the number of Class B Common Units owned by Carrier as of the Closing and (ii) following the consummation of the Merger, Carrier beneficially owns 50.0% of the number of shares of XPDB common stock owned by Carrier as of immediately after the consummation of the Merger, in each case, as adjusted for any split, reverse split, equity dividend, subdivision, reclassification, recapitalization, exchange or similar reorganization of equity.

2.	Access to Information.

a.	Following the Closing and prior to the consummation of the Merger, the Company shall provide Carrier, upon Carrier’s request and as promptly as reasonably practicable, any information relating to the financial condition, business, prospects or corporate affairs of the Company that the Company would have been required to include in any periodic reports required to be filed under the Securities Exchange Act of 1934, as amended (together with the rules and regulations of the Commission promulgated thereunder, the “Exchange Act”), through the date of such request if the Company were to have been required under the Exchange Act to file reports pursuant thereto.

b.	Following the consummation of the Merger, if at any time XPDB fails to file any periodic reports that it is required to file under the Exchange Act or if XPDB is not required under the Exchange Act to file such reports, in each case, XPDB shall provide Carrier, upon Carrier’s request, any information relating to the financial condition, business, prospects or corporate affairs of XPDB that XPDB is, or would have been, required to include in any such periodic reports.

3.	This Agreement shall terminate upon the earliest to occur of: (i) such time as Carrier ceases to meet the Nomination Threshold; (ii) the termination of the Subscription Agreement in accordance with its terms; or (iii) the mutual written agreement of the parties hereto; provided, however, that notwithstanding anything to the contrary herein, this Paragraph 3 and Paragraphs 1(d), 4, 5, 6, 7 and 10 shall survive the termination of this Agreement or any provision hereof.

4.	All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by e-mail (return receipt requested), (b) on the next business day when sent by overnight courier or (c) on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to XPDB, to:

Power & Digital Infrastructure Acquisition II Corp.

321 North Clark Street, Suite 2440

Chicago, IL 60654

Attn: John P. McGarrity

E-mail: jmcgarrity@xmscapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attn: Debbie Yee, P.C. and Adam Garmezy

E-mail: debbie.yee@kirkland.com and adam.garmezy@kirkland.com

If to the Company, to:

Montana Technologies, LLC

34361 Innovation Drive

Ronan, MT 59864

Attention: Matt Jore

E-mail: matt.jore@mt.energy

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan Maierson; John Greer

Email: Ryan.Maierson@lw.com

John.Greer@lw.com

If to Carrier, to:

Carrier Corporation

13995 Pasteur Boulevard

Palm Beach Gardens, FL 33418

Attention: Ajay Agrawal; Francesca Campbell

E-mail: Ajay.Agrawal@carrier.com; Francesca.Campbell@carrier.com with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

United States of America

Attention: Andrew D. Krause

Email: akrause@paulweiss.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

5.	If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflicts of law provisions, rules or principles that might otherwise result in the application of the law of another jurisdiction.

7.	This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein express or implied shall give or be construed to give any person other than the parties hereto any legal or equitable rights hereunder.

8.	Except as otherwise set forth in this Agreement, this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the parties hereto. Any assignment without such consent shall be null and void. No assignment shall relieve the assigning party of its obligations under this Letter.

9.	This Agreement may only be amended or modified by a written instrument duly signed by the parties hereto.

10.	This Agreement may be executed (including by electronic means) in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, email (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.	Notwithstanding anything to the contrary in this Agreement, each of Montana and Carrier (a) acknowledges and agrees that (i) XPDB has established a trust account for the benefit of XPDB and certain of its existing shareholders and (ii) none of Montana or Carrier, or their respective equityholders has any right, title, interest or claim of any kind arising from this Agreement or otherwise in or to any monies in such trust account or any distributions or payments therefrom (each, a “Claim”) and (b) hereby waives any Claim arising from this Agreement or otherwise and agrees not to seek recourse against such trust account for any reason whatsoever.

[Signature pages follow]

Very truly yours,

MONTANA TECHNOLOGIES LLC

By:	/s/ Matt Jore
Name:	Matt Jore
Title:	Chief Executive Officer

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.

By:	/s/ Patrick C. Eilers
Name:	Patrick C. Eilers
Title:	Chief Executive Officer

Signature Page to Side Letter

Agreed to and Accepted:

CARRIER CORPORATION

By:	/s/ Ajay Agrawal
Name:	Ajay Agrawal
Title:	SVP, Global Services, Business Development & Chief Strategy Officer

Signature Page to Side Letter